As filed with the U.S. Securities and Exchange Commission on May 14, 2020

Registration No. 333-238194

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

OYSTER POINT PHARMA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2836	81-1030955
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

202 Carnegie Center, Suite 109

Princeton, New Jersey 08540

(609) 382-9032

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jeffrey Nau, Ph.D., M.M.S.

President and Chief Executive Officer

Oyster Point Pharma, Inc.

202 Carnegie Center, Suite 109

Princeton, New Jersey 08540

(609) 382-9032

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Divakar Gupta
Ryan Sansom	Brian J. Cuneo
Brandon Fenn	Nathan Ajiashvili
Cooley LLP	Latham & Watkins LLP
55 Hudson Yards	140 Scott Dr.
New York, New York 10001	Menlo Park, CA 94025
(212) 479-6000	(650) 328-4600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (File No. 333-238194)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-238194), as amended, declared effective on May 14, 2020 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Cooley LLP.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of the Registration Statement on Form S-1, as amended (File No. 333-238194), filed with the Commission on May 12, 2020 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, the State of New Jersey, on May 14, 2020.

OYSTER POINT PHARMA, INC.

By:	/s/ Jeffrey Nau
Jeffrey Nau, Ph.D., M.M.S.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Nau	President, Chief Executive Officer and Director	May 14, 2020
Jeffrey Nau, Ph.D., M.M.S.	(Principal Executive Officer)

/s/ Daniel Lochner	Chief Financial Officer	May 14, 2020
Daniel Lochner	(Principal Financial and Accounting Officer)

* Michael Ackermann, Ph.D.	Chair of the Board	May 14, 2020

* Mark Murray	Director	May 14, 2020

* Ali Behbahani, M.D.	Director	May 14, 2020

* William J. Link, Ph.D.	Director	May 14, 2020

* Clare Ozawa, Ph.D.	Director	May 14, 2020

* Benjamin Tsai	Director	May 14, 2020

* Aimee Weisner	Director	May 14, 2020

By:	/s/ Jeffrey Nau
Jeffrey Nau, Ph.D., M.M.S., Attorney-in-fact